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                                                                     EXHIBIT 3.5


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 02/03/1997
                                                             971035359 - 0853632


                      CERTIFICATE OF RETIREMENT OF SHARES
                                       OF
                            NABORS INDUSTRIES, INC.

         WHEREAS, at December 9, 1993, the Corporation's Restated Certificate of Incorporation provided authority for the Corporation to issue 35,937,500 shares of Class A Stock, par value $.10 per share. Pursuant to the Corporation's 1988 Plan of Reorganization, all of the authorized shares of the Class A Stock were issued in exchange for the Corporation's debt. Holders of Class A Stock were entitled to a liquidation preference and special voting rights. Shares of Class A Stock could be converted into a like number of shares of Common Stock, par value $.10 per share, at any time, and effective January 1, 1992, all Class A Stock that had not previously been exchanged, automatically became Common Stock. Shares of Class A Stock cannot be reissued as Class A Stock, and were retired by the Board of Directors of the Corporation voting at a meeting held December 9, 1993.

         WHEREAS, at the December 9, 1993 meeting, the Board also voted to reduce the capital of the Corporation to reflect the retirement of the 35,937,500 shares of Class A Stock, and, subject to the approval of the stockholders of the Corporation, to increase the authorized and outstanding shares of Capital Stock to 208,000,000 shares, of which 200,000,000 shares were designated Common Stock and 8,000,000 shares were designated Class B Stock.
The stockholders of the Corporation subsequently approved the increase in the authorized shares at the annual meeting held March 1, 1994, and a Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 11, 1994. However, no certificate of retirement was ever filed to reflect the prior retirement of the Class A Stock.

         WHEREAS, pursuant to Section 243 of the Delaware General Corporation Law, the Corporation desires to file the necessary certificate to retire the shares of Class A Stock and to eliminate from its Restated Certificate of Incorporation all reference to the Class A Stock, but, because there has been a change of its share capital subsequent to approval of the retirement of the Class A Stock, but before the filing of this Certificate of Retirement of Shares, that gave effect to the reduction in capital occasioned by the retirement of the Class A Stock, the Corporation does not desire to reduce its capital hereby.

         NOW, THEREFORE, pursuant to Section 243 of the General Corporation Law of the State of Delaware, Nabors Industries, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST:           That the Corporation, by resolutions of its Board of
Directors adopted at a meeting held December 9, 1993, retired 35,937,500 shares of Class A Stock, being all of the authorized shares of Class A Stock of the Corporation that were at that time issued but not outstanding.

         SECOND:          That the Restated Certificate of Incorporation of the
Corporation prohibits the reissuance of such shares as Class A Stock.

         THIRD:           That no reduction in the capital of the Corporation
shall be effected hereby, such reduction having previously been effected pursuant to a Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation filed March 11, 1994.


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         FOURTH:          That, upon effectiveness, this Certificate of
Retirement of Shares shall have the effect of eliminating from the Restated Certificate of Incorporation all reference to the Class A Stock.

         IN WITNESS WHEREOF,the Corporation has caused this certificate to be signed by Anthony G. Petrello, its President, this 24th day of January, 1997.


                                              /s/   Anthony G. Petrello
                                         ------------------------------------
                                         Anthony G. Petrello, President




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